EZCORP ANNOUNCES ADDITIONS TO EXECUTIVE LEADERSHIP TEAM
Joe Rotunda to Lead Pawn Businesses
AUSTIN, Texas (May 26, 2015) — EZCORP, Inc. (Nasdaq: EZPW), a leading provider of pawn and consumer loans in the United States, Mexico and Canada, today announced the following additions to its executive leadership team:
Joseph L. Rotunda — Joe Rotunda has been named President, North America Pawn, and will return to the company to direct the operation and growth of the company’s pawn businesses in the U.S. and Mexico.  Mr. Rotunda will continue to serve on EZCORP’s Board of Directors.
Mr. Rotunda previously served as EZCORP’s Chief Executive Officer for 10 years (August 2000 to November 2010).  Under his leadership, the company grew from a few hundred stores operating in 11 states to more than 1,000 owned and operated locations in the U.S., Mexico and Canada, and its market capitalization grew from $17 million to over $1 billion.  During Mr. Rotunda’s tenure, EZCORP’s growth and performance were recognized with the company’s inclusion on Forbes list of “200 Best Small companies” in 2006, Business Weekly’s “100 Hot Growth Companies” in 2007, the Association for Corporate Growth’s “2010 Outstanding Corporate Growth Award” for Central Texas, and FORTUNE Magazine’s 2010 list of “100 Fastest Growing Companies.”
After having retired in November 2010, Mr. Rotunda rejoined the EZCORP Board of Directors in July 2014 and since then has been assisting management in realigning the company’s focus on the core operating principles that drove success under his leadership.
Stuart Grimshaw, EZCORP’s Chief Executive Officer, stated:  “No one is better suited or skilled to lead our pawn businesses than Joe Rotunda.  As a Board member, Joe has provided me and the rest of the management team with invaluable insight, advice and counsel.  As the executive leader of our pawn businesses, he will be able to use his incomparable knowledge and perspective to directly influence and guide EZCORP’s renewed focus on operational excellence.”
Mr. Rotunda stated:  “I look forward to working closely with Stuart and the management team in my new executive role.  We have very clear operating objectives — to return EZCORP to a high-growth, customer-centric culture that delivers an excellent experience for our customers and superior value for our shareholders.  I am very excited about this opportunity.”
Mark Ashby — As previously announced, Mark Ashby has joined the company as Chief Financial Officer, responsible for EZCORP’s accounting, financial planning and analysis, internal audit, treasury and tax functions.  Mr. Ashby brings more than 30 years of finance and business experience, having served in a variety of senior financial management and operational roles, including Chief Financial Officer of Myer Holdings Limited, Australia’s largest department store group with almost $2.5 billion in annual sales; Chief Financial Officer and Group General Manager with Mitre 10 Australia Ltd., a large home improvement and hardware retailer and wholesaler; and Chief Financial and Operating Officer for The Oriel Network, a joint venture telecommunications company set up by Motorola Inc.  Mr. Ashby also spent nine years with Motorola Australia Pty Ltd., serving in a variety of finance and accounting roles.
Carl Spilker —  The company has created the new position of Chief Risk Officer, and has hired Carl Spilker to fill that position.  As Chief Risk Officer, Mr. Spilker will report directly to the Chief Executive Officer and will be responsible for the design, implementation and oversight of a comprehensive, enterprise-wide program to analyze and mitigate internal and external risks.  Mr. Spilker joins EZCORP from Provident Financial, where he served as Interim Chief Risk Officer.  Previously, Mr. Spilker was Senior Vice President and Chief Credit Officer at Dollar Financial Group in charge of domestic and international risk management and analytics operations.  Mr. Spilker’s previous senior risk management roles include Lloyds Bank, Experian and GE Consumer Finance.

Mr. Grimshaw continued:  “The combined expertise and capabilities of Joe Rotunda as President of North America Pawn, Mark Ashby as CFO, and Carl Spilker as our new Chief Risk Officer, when added to the skills of our existing executives, create a strong management team with the experience and expertise to advance our growth initiatives and drive long-term shareholder value.”
Mark Kuchenrither, who had been serving as President, Chief Operating Officer and acting Chief Financial Officer, will be assuming a consulting role with EZCORP, effective immediately.  Mr. Kuchenrither has been with EZCORP for over five years, serving in a number of executive capacities, including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.
Eric Fosse, President, U.S. Pawn, is leaving the company to pursue a management role outside the pawn industry.
Summary biographies of EZCORP’s entire executive team may be found on the “Who We Are” section on the company’s website under the “Leadership Team” tab at www.ezcorp.com.
About EZCORP
EZCORP is a leading provider of pawn loans and consumer loans in the United States, Mexico and Canada. With approximately 7,100 teammates and 1,350 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns a controlling interest in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (“Grupo Finmart,” doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico.  The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 750 stores that provide personal financial services and sell pre-owned merchandise.
Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s strategy and initiatives. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and whether the company can complete the review and analysis of accounting errors identified in its Grupo Finmart loan portfolio and regain compliance with SEC and NASDAQ listing requirements. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com